Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Ryan D. Robinson,

Senior Vice President and Chief Financial Officer

847-286-8700

FOR IMMEDIATE RELEASE:

April 21, 2015

SEARS HOMETOWN AND OUTLET STORES, INC. ANNOUNCES CEO TO STEP DOWN

HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. (the “Company”) (NASDAQ: SHOS) today announced that, by mutual agreement with the Company’s Board of Directors, W. Bruce Johnson, Chief Executive Officer and President, will leave the Company on August 1, 2015, the end of the Company’s second fiscal quarter. In that connection Mr. Johnson, a member of the Company’s Board of Directors, will not stand for re-election to the Board of Directors at the Company’s Annual Meeting of Stockholders to be held on May 27, 2015. He will continue to serve on the Board of Directors until that time.

The Company also announced that the Board of Directors has commenced a search for a new Chief Executive Officer and has retained Heidrick & Struggles, a leading global executive search firm, to assist the Board in identifying and evaluating external and internal candidates.

William R. Harker, Chairman of the Board of Directors, said, “The Board and I are very grateful for Bruce’s many contributions and efforts since the Company was separated from Sears Holdings Corporation in October 2012. We will miss Bruce’s strong leadership and insights.”

Mr. Johnson said, “I am proud of the Company’s accomplishments since the separation. I will be leaving an excellent team in place that is dedicated to the Company’s success. I believe the Company has a bright future.”

Mr. Johnson has been a director and Chief Executive Officer and President of the Company since July 2012. He served in various capacities as Executive Vice President of Sears Holdings Corporation from February 2011 until July 2012. He served as Sears Holdings’ interim Chief Executive Officer and President from February 2008 to February 2011 and as a member of the Board of Directors of Sears Holdings from May 2010 to May 2011. He previously served as Sears Holdings’ Executive Vice President, Supply Chain and Operations since the merger of Sears, Roebuck and Co. and Kmart Holding Corporation in 2005. Since July 2010 he has served on the Board of Visitors of Duke Law School, and since January 2009 he has served on the Board of Directors of the Ann & Robert H. Lurie Children’s Hospital of Chicago, working on its finance committee.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s plans regarding its search for a new Chief Executive Officer. The forward-looking statements are based upon the current beliefs and expectations of the Company’s management. These forward-looking statements are subject to risks, uncertainties, and assumptions, many of which are beyond the Company’s control. Additional information concerning other factors is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and subsequent filings with the Securities and Exchange Commission. The Company intends the forward-looking statements to speak only as of the time made and, except as required by law, does not undertake to update or revise the forward-looking statements as more information becomes available.

Exhibit 99.1

About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools, and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods, and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than list prices. As of January 31, 2015 we or our independent dealers and franchisees operated a total of 1,260 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.